Exhibit 10.1

FIRST AMENDMENT TO THE PERFORMANCE
RESTRICTED STOCK UNIT AWARD AGREEMENT

This First Amendment (the “Amendment”) to the American Equity Investment Life Holding Company (the “Company”) Performance Restricted Stock Unit Award Agreement, dated ____________ _, 2015, by and between __________ (the “Grantee”) and the Company (the “Award Agreement”) is made effective as of March __, 2016, between the Company and the Grantee. All capitalized terms used but not defined herein shall have the meanings set forth in Plan.

WHEREAS, pursuant to section 3(f) of the Award Agreement, the Award Agreement may be modified only by a writing signed by both the Company and the Grantee; and

WHEREAS, the parties desire to amend the Award Agreement as hereinafter set forth in the Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee hereby agree as follows

1.    Section 2(d) of the Award Agreement is hereby amended in its entirety to read as follows:

(d)    Timing and Manner of Payment of RSUs. As soon as practicable after (and in no case more than seventy-four days after) the end of the Performance Period (the “Payment Date”), such RSUs shall be paid by the Company delivering to the Grantee a lump sum cash payment in an amount equal to the aggregate Fair Market Value of the number of Shares subject to the RSUs that are non-forfeitable on that Payment Date (rounded down to the nearest whole share), with such cash payment subject to applicable deductions and tax withholdings. The Grantee shall not be required to pay any cash consideration for the RSUs or for any cash payment received pursuant to the Award. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any RSUs that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to make a cash payment in respect of the RSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Shares are listed.

2.    Section 2(i) of the Award Agreement is hereby deleted in its entirety.

3.    Section 3(j) of the Award Agreement is hereby amended in its entirety to read as follows:

(j)    Recoupment. Notwithstanding any other provision herein, any recoupment or “clawback” policies adopted by the Committee and applicable to equity awards shall apply to the Award and any cash payment made in respect of the Award to the extent the Committee designates the policy as applicable to the Award at the time the policy is adopted.

4.    The Amendment shall be governed by and construed under the laws of the State of Iowa.

5.    The Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.    Except as modified by the Amendment, the Award Agreement shall be subject to the terms of the Plan and all terms and conditions of the Restricted Stock Units, consistent with terms of the 2009 Employee Incentive Plan (the “Plan”) and the Award Agreement, shall remain unmodified and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed the Amendment as of the date first above written.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:

Name:

Title:

GRANTEE